Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan VP & Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES THE LAUNCH OF A NEW BRAND: 1951 CABINETRYTM

WINCHESTER, Virginia (March 4, 2024) -- American Woodmark Corporation (NASDAQ: AMWD) (the "Company") today announced a new brand being added to their portfolio: 1951 CabinetryTM. Inspired by the Company’s 70-year heritage, 1951 aims to build on the cabinet manufacturer’s strong foundation to provide unparalleled service to distributors.

1951 Cabinetry will be sold directly to distributors with a wide range of product offerings. Their styles and finishes will blend both timeless and on-trend designs that are curated to favor individual preferences for a traditional or contemporary feel. The brand maintains a commitment to longevity without compromising the excitement surrounding modern flair. Alongside the launch of 1951 Cabinetry comes 1951 Foundations and 1951 Progressions. 1951 Foundations and 1951 Progressions utilize American Woodmark’s Made-to-Stock options to address the market demand for high-quality craftsmanship at an affordable price point with their focused selections of the most popular styles and finishes.

President and CEO Scott Culbreth commented, “By adding 1951 to our brand portfolio, we will provide our distributor customers with a more versatile brand and product line-up to meet their target customer’s needs. I am excited to see the positive impact that 1951 will have on our presence within the distributor market.”

1951 Cabinetry has committed dedicated resources, information, and tools to foster a seamless partnership with its established and growing network. To learn more, visit www.1951cabinetry.com.

About us

American Woodmark celebrates the creativity in all of us. With over 8,800 employees and more than a dozen brands, we’re one of the nation’s largest cabinet manufacturers. From inspiration to installation, we help people find their unique style and turn their home into a space for self-expression. By partnering with major home centers, builders, and independent dealers and distributors, we spark the imagination of homeowners and designers and bring their vision to life. Across our service and distribution centers, our corporate office, and manufacturing facilities, you’ll always find the same commitment to customer satisfaction, integrity, teamwork, and excellence. Visit americanwoodmark.com to learn more and start building something distinctly your own.